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                                                                    EXHIBIT 12.1

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                                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                         The Chase Manhattan Corporation and Subsidiaries

                                               Six Months Ended                              Year Ended
                                                   June 30,                                 December 31,
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($ in millions)                              1994         1993      1993        1992      1991        1990        1989
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
EARNINGS:
Net Income (Loss)                          $    671    $   386    $   966    $   639    $   520    $  (334)    $  (665)
Less:  Cumulative Effect of Change in
         Accounting Principle*                    -        500        500          -          -          -           -
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Net Income(Loss) Before Cumulative Effect
  of Change in Accounting Principle        $    671    $  (114)   $   466    $   639    $   520    $  (334)    $  (665)
Less:  Equity in Undistributed Income
         (Loss) of Unconsolidated
       Subsidiaries and Associated
       Companies                                  5          7         36         11        (32)       (40)        (20)
Income Taxes (Benefits)                         412        (40)       265        186        124        203         196
Fixed Charges, Excluding Interest
         on Deposits                          1,374      1,282      2,670      2,277      1,988      3,190       3,938
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Total Earnings, Excluding
        Interest on Deposits, as Adjusted     2,452      1,121      3,365      3,091      2,664      3,099       3,489
Interest on Deposits                          1,178      1,032      2,014      2,935      4,374      5,273       5,080
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Total Earnings, Including
        Interest on Deposits, as Adjusted  $  3,630    $ 2,153    $ 5,379    $ 6,026    $ 7,038    $ 8,372     $ 8,569
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FIXED CHARGES:

Interest Expense and Amortization
        of Debt Discount and Issuance
        Costs, Excluding Interest on
        Deposits                           $ 1,339     $ 1,245    $ 2,591    $ 2,205    $ 1,920    $ 3,115     $ 3,860
One-Third of Net Rental Expense                 35          37         79         72         68         75          78
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Total Fixed Charges for Ratio, Excluding
        Interest on Deposits                 1,374       1,282      2,670      2,277      1,988      3,190       3,938
Interest on Deposits                         1,178       1,032      2,014      2,935      4,374      5,273       5,080
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Total Fixed Charges for Ratio, Including
        Interest on Deposits               $ 2,552     $ 2,314    $ 4,684    $ 5,212    $ 6,362    $ 8,463     $ 9,018
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RATIO OF EARNINGS TO FIXED CHARGES:

Excluding Interest on Deposits                1.8X          **       1.3X       1.4X       1.3X         **          **

Including Interest on Deposits                1.4X          **       1.1X       1.2X       1.1X         **          **

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the six months ended June 30, 1993 and the years ended December 31, 1990 and 1989, earnings did not cover fixed charges by $161 million, $91 million and $449 million, respectively, primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income (loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the first six months of 1993 and the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense under all lease commitments.
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